Exhibit 4.12

TO: [______]

First Advantage Corporation

1 Concourse Parkway NE, Suite 200

Atlanta, Georgia 30328

June __, 2021

As you may know, First Advantage Corporation, a Delaware corporation (the “Company”) has completed an initial public offering of its common stock (the “IPO”). Prior to the pricing of the IPO, the Company was a direct subsidiary of Fastball Holdco, L.P., a Delaware limited partnership (the “LP Entity”). Immediately prior to the closing of the IPO, the LP Entity undertook an IPO Conversion (as defined in the Amended and Restated Limited Partnership Agreement of Fastball Holdco, L.P., dated January 31, 2020, as amended by the First Amendment thereto, dated and effective as of December 22, 2020 (as so amended and as may be further amended from time to time, the “LP Agreement”). In connection with the IPO Conversion, your then outstanding non-qualified options (the “Prior Options”) to purchase Class B LP Units (the “Units”) of the LP Entity pursuant to that certain Option Grant Agreement, dated [                    ] (the “Option Agreement”) were replaced by non-qualified options (the “New Options”) to purchase shares of common stock (“Shares”) of the Company (the “Exchange”).

What you received in exchange for your Prior Options.

You received New Options in exchange for your Prior Options. The Shares underlying the New Options are the same class of shares that are publicly traded. The Shares acquired upon exercise of the New Options will be registered on Form S-8 under the Securities Act of 1933, as amended.

The New Options you received in exchange for your Prior Options.

The number of New Options you received was determined as the product of (i) the number of Prior Options you held immediately prior to the Exchange, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number of Shares and the exercise price per Share of each New Option was determined as the quotient of (i) the per share exercise price of the corresponding Prior Option immediately prior to the Exchange, divided by (ii) the Exchange Ratio, rounded up to the nearest whole cent, where the “Exchange Ratio” is defined as 1.5133888590. The number of New Options that you received is set forth in the schedule on the Company’s signature page below, which schedule also indicates the number of such New Options that are vested and the number that are unvested and will continue to be subject to the vesting provisions set forth in the Option Agreement, which Option Agreement, and all of the Partnership’s rights and obligations thereunder, was assumed by the Company in connection with the Exchange. The schedule on the Company’s signature page below also includes the new exercise price per share.

Vested and Unvested New Options.

You received partially vested and partially unvested New Options for your Prior Options, as follows:

•	The New Options you received that correlated to vested Prior Options were fully vested upon the Exchange.

•	The New Options you received that correlated to unvested Prior Options remain subject to the same vesting terms as the original unvested Prior Options as set forth in the Option Agreement.

Option Agreement.

The New Options remain subject to the Option Agreement, except as provided below.

All references to the term “Partnership Agreement” in the Option Agreement are hereby either inapplicable to the New Options or are replaced with the term “Options” or “Agreement,” as the context requires.

The following terms in the Option Agreement are hereby replaced with new terms as provided below.

•	The term “Board of Managers” is hereby replaced with “Board,” which is defined as follows: the Board of Directors of the Company.

•	The terms “Class B LP Unit” and “Unit” are hereby replaced with “Share,” which is defined as follows: a share of common stock of the Company.

•

The term “General Partner” is hereby replaced with “Committee,” which is defined as follows: the Compensation Committee of the Board or any properly delegated subcommittee thereof or, if no such Compensation Committee or subcommittee thereof exists or if the Board chooses to act as the Committee, the Board.

•	The terms “Partnership” and “IPO Corporation” are hereby replaced with “Company,” which is defined as follows: First Advantage Corporation, a Delaware corporation.

•	The term “Partnership Group” is hereby replaced with “Company Group,” which is defined as follows: the Company and its Subsidiaries collectively.

The following terms in the Option Agreement that were previously defined in the Partnership Agreement are hereby defined as provided below.

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The term “Affiliate” is defined as follows: any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

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The term “Cause” is defined as follows: as to Grantee, (i) “Cause,” as defined in any employment or consulting agreement between Grantee and the Service Recipient in effect at the time of Grantee’s termination of Employment; or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Grantee’s (A) willful neglect in the performance of the Grantee’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with Grantee’s Employment with the Service Recipient, which results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (C) conviction of, or plea of guilty or no contest to, (I) any felony; or (II) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (D) material violation of the written policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (F) act of personal dishonesty that involves personal profit in connection with Grantee’s Employment to the Service Recipient.

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The term “Change of Control” is defined as follows: (i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the then outstanding shares of common stock, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock; or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, that, for purposes of the Agreement, the following acquisitions shall not constitute a Change of Control: (I) any acquisition by the Company or any Affiliate; (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate; or (III) in respect of an equity award held by Grantee, any acquisition by Grantee or any group of Persons including Grantee (or any entity controlled by Grantee or any group of Persons including Grantee); (ii) during any period of twelve (12) months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the Grant Date, whose election or nomination for election was approved by a vote of at least two-thirds (2/3rd) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company Group (taken as a whole) to any Person that is not an Affiliate of the Company.

•	The term “Distribution” is defined as follows: distributions of cash, Securities or other assets available for distribution to shareholders of the Company in respect of Shares.

•

The term “Exchange Act” is defined as follows: the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Agreement to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

•	The term “Initial Public Offering” means the IPO.

•	The term “Person” is defined as follows: any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

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The term “Permitted Transferee” is defined as follows: (i) any person who is a “family member” of Grantee, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (ii) a trust solely for the benefit of Grantee and Grantee’s Immediate Family Members; (iii) a partnership or limited liability company whose only partners or stockholders are Grantee and Grantee’s Immediate Family Members; or (iv) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes.

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The term “Public Offering” is defined as follows: the sale of Shares (or equity securities of any IPO Corporation) to the public in an underwritten offering or direct listing pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act, as then in effect; provided that a Public Offering shall not include an offering made in connection with a business acquisition by the Company or any of its Subsidiaries or combination or an employee benefit plan.

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The term “Restrictive Covenant Violation” is defined as follows: a breach by Grantee of any restrictive covenants, including any covenant relating to confidentiality, non-competition, non-solicitation, non-interference and non-disparagement, that Grantee is subject to by reason of any agreement with the Service Recipient or any member of the Company Group.

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The term “Securities” is defined as follows: capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

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The term “Securities Act” is defined as follows: the Securities Act of 1933, as amended, and any successor thereto. Reference in the Agreement to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

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The term “Subsidiary” is defined as follows: with respect to any specified Person: (i) any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of such entity’s voting securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (or any comparable foreign entity) (A) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (B) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

•	The term “Tax Distribution” is inapplicable following the IPO.

The New Options you received were in exchange for, and superseded in all respects, the Prior Options. The Option Agreement, as amended herein, shall remain in full force and effect.

We are excited about our new, exciting chapter as a public company.

Sincerely,
Scott Staples
Chief Executive Officer

Option Schedule

Name:                                             [_____]

Total New Options:                      [_____]

New Exercise Price per Share:     $[____]

Prior Options		New Options
Number of Vested Prior Options	Number of Unvested Prior Options	Number of Vested New Options	Number of Unvested New Options